EXHIBIT 99.2

CONTACT:	Janine Dusossoit	FOR IMMEDIATE RELEASE
Vice President, Investor Relations
Safeguard Scientifics, Inc.
610-975-4952
SAFEGUARD SCIENTIFICS NAMES PETER J. BONI
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Wayne, PA, August 3, 2005 — Safeguard Scientifics, Inc. (NYSE: SFE) announced today that Peter J. Boni will join as President and Chief Executive Officer of Safeguard on or before September 1, 2005. Mr. Boni is currently an operating partner of Advent International and non-executive Chairman of IntraLinks, Inc.
Mr. Boni brings 20 years’ experience as a high technology CEO leading companies to growth and profitability. Prior to joining Advent, a large global private equity firm, he served as Chairman and Chief Executive Officer of Surebridge, Inc., a software applications outsourcer, where he acquired and integrated competing firms and formed alliances with Microsoft and PeopleSoft.
Mr. Boni also served as CEO of Prime Response, Inc., a publicly traded provider of customer relationship management (CRM) enterprise software, and as CEO of Cayenne Software, a publicly traded provider of software development tools that is now part of Computer Associates.
“We are extremely happy to have Peter join Safeguard,” said Robert E. Keith, Jr., chairman of Safeguard. “He has extensive first-hand knowledge as an operating executive of several high technology businesses and an impressive record of acquiring and integrating companies. He has the breadth of experience to mentor the leadership of our operating companies and foster their growth. We firmly believe Peter is the ideal person to lead Safeguard as the company enters a new era of growth.”
Mr. Boni also will become a member of the Board of Directors of Safeguard Scientifics.

Mr. Boni trained as an Infantry Army officer in Special Operations and is a decorated combat veteran. He holds a B.A. from the University of Massachusetts at Amherst.
As previously announced, with the appointment of Mr. Boni, Safeguard’s current president and CEO, Anthony L. Craig, will transition to a consulting role to the company.
“I am pleased to welcome Peter, an eminently qualified leader, to Safeguard,” said Mr. Craig, “and wish him and Safeguard success in all they endeavor to achieve in the years ahead.”
“On behalf of the Board of Directors, I want to thank Tony for leading Safeguard through a difficult turnaround over the last several years,” said Mr. Keith, “for successfully charting a new strategic direction for the company’s future, and for his support in ensuring a smooth transition in executive leadership.”
In accordance with New York Stock Exchange rules, Safeguard also stated that it will issue to Mr. Boni an inducement award consisting of options to purchase up to 4,000,000 shares of Safeguard common stock with an eight-year term and a per share exercise price equal to the average of the high and low prices of Safeguard common stock on Mr. Boni’s employment commencement date. Of the shares underlying the option, 250,000 shares will vest on the first anniversary of the grant date, 750,000 shares will vest in 36 equal monthly installments thereafter and the remaining 3,000,000 shares will vest incrementally based upon the achievement of certain specified levels of improvement in Safeguard’s market capitalization. The stock options were approved by the Safeguard Board’s compensation committee without shareholder approval as an “employee inducement” award under the NYSE’s rules.
About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, and are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.

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